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                                                                 EXHIBIT 10.16

March 16, 1995


Mr. Vivian Kearney
Bank of Ireland
Lower Baggot Street
Dublin 2


Dear Vivian:

Medite of Europe Limited ("MOE") and the Governor and Company of the Bank of Ireland ("BOI") are parties to a Loan Agreement dated as of October 7, 1993 (the "BOI Loan Agreement").

MOE is a wholly-owned subsidiary of Medite International Holdings, which in turn is a wholly-owned subsidiary of Medite Corporation ("Medite"). Medite is a wholly-owned subsidiary of Valcor, Inc. ("Valcor") which in turn is a wholly-owned subsidiary of Valhi, Inc. ("Valhi"). MOE is therefor an indirect wholly-owned subsidiary of Valhi.

Medite is in the process of pursuing an initial public offering (the "Offering"), that will result in the issuance of new shares of Medite to the public and reduce Valcor's ownership of Medite below 100%. As the transaction is currently proposed, Valcor would own approximately 67% of Medite following completion of the Offering (see attached exhibit A regarding pre and post offering ownership structure). It is currently planned that the net proceeds of the Offering of approximately $ 93 million will be used to 1) redeem $50 million of preferred stock owned by Valcor and 2) temporarily repay $42 million of Medite bank borrowings. As a result, the Offering will enhance Medite's financial flexibility to pursue potential acquisitions, strategic joint ventures and internal growth opportunities. Medite will retain committed borrowing availability on the facilities temporarily repaid so these funds may be utilized to finance future acquisitions or joint venture opportunities (see attached exhibit B for a pro forma balance sheet of Medite Corporation giving effect to the planned Offering).

As you are aware, the BOI Loan Agreement contains a provision concerning any change in the direct or indirect ownership of MOE. The BOI Loan Agreement specifically provides in Section 9, Clause 1.A(g) an event of default shall occur if, without prior written consent, any person or entity shall obtain direct or indirect ownership of 30% or more of the MOE.

Should the Offering be completed, clearly MOE will cease to be
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indirectly 100% owned by Valhi and, in all likelihood, will be less than 70%
owned by Valhi. Consequently, MOE requests (i) BOI consent to the Offering by Medite and (ii) the waiver by BOI of any default under Section 9, Clause 1.A.(g) of the BOI Loan Agreement arising as a result of the Offering (the "Consent and Waiver"). BOI also hereby agrees that the Consent and Waiver shall continue in effect so long as MOE shall continue to be directly or indirectly more than 50% owned by Valhi.

Please acknowledge your agreement as of March 1, 1995, to the Consent and Waiver contained herein by signing in the space provided below.


                                                   Very truly yours,

                                                   Medite of Europe Limited


                                                   /s/ JOHN O'BRIEN
                                                   John O'Brien
                                                   Finance Director



The Governor and Company of the
Bank of Ireland




By: /s/ VIVIAN KEARNEY
   _______________________


Title: Assistant Executive
      ______________________